Exhibit 99.1

Stellar Acquisition III Inc. Confirms Funding

to Extend Period to Consummate Acquisition

ATHENS, GREECE February 27, 2018 — Stellar Acquisition III Inc. (NASDAQ: STLR) (the "Company" or "Stellar") today announced that an aggregate of $402,536 has been deposited into the Company’s trust account (the “Trust Account”), (including interest earned on the funds in the Trust Account available for withdrawal), representing $0.058 per public share. As a result, the period of time the Company has to consummate a business combination has been extended by three months to May 24, 2018.

About Stellar

Stellar is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus efforts on seeking a business combination with a company or companies in the international oil and gas logistics, land and maritime oil and gas transportation, terminal and energy storage industries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including the funding of the Trust Account to extend the period of time for the Company to consummate an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Source: Stellar Acquisition III Inc.

Company Contact: George Syllantavos co-CEO & CFO Stellar Acquisition III Inc. 90 Kifissias Avenue, Maroussi 15123, Athens, Greece Email: gs@stellaracquisition.com Website: www.stellaracquisition.com

Investor Relations / Media Contact:

Daniela Guerrero

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax: (212) 661-7526

E-Mail: stellaracquisition@capitallink.com